UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 19, 2014

(Date of earliest event reported)

Callidus Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588

(Address of principal executive offices) (Zip Code)

(925) 251-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On May 19, 2014, Callidus Software Inc. (“Callidus”) issued a press release announcing that it will exercise its right to redeem all of its outstanding 4.75% Convertible Senior Notes due 2016 (“Notes”) on June 18, 2014.  As of May 19, 2014, $14.2 million aggregate principal amount of the Notes were outstanding, which holders may elect to convert into an aggregate of approximately 1.8 million shares of Callidus common stock prior to the redemption date under the original terms of the Notes.

The Notes were originally issued in 2011 pursuant to an indenture between us and Wells Fargo Bank, N.A., as trustee.  The optional redemption feature allows Callidus, any time on or after June 6, 2014, to redeem all or part of the Notes for cash if the last reported sale price per share of common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading-day period ending within five trading days prior to the date on which Callidus provides notice of redemption. The redemption price will be 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

Additional information relating to the procedure for redemption of the Notes may be obtained from Wells Fargo Bank, N.A. by calling toll free 1-877-593-2468.

The press release is furnished herewith as Exhibit No. 99.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Document

99.1	Press Release of Callidus Software Inc., dated May 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: May 19, 2014	By:	/s/ Bob L. Corey
Bob L. Corey
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Press Release of Callidus Software Inc., dated May 19, 2014.